Exhibit 23.5

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 6, 2012, with respect to the consolidated financial statements of Dart Helicopter Services, LLC included in the Registration Statement (Amendment No. 5 to Form S-1 No. 333-175942) and related Prospectus of Era Group, Inc. for the registration of shares of its Class A common stock.

/s/ Ernst & Young LLP

San Diego, California

March 27, 2012